[LETTERHEAD OF CLIFFORD CHANCE US LLP]


July 16, 2008


Claymore Exchange-Traded Fund Trust (the "Trust")
2455 Corporate West Drive
Lisle, Illinois  60532

Re:  Opinion of Counsel Regarding Issuance of Shares by the Fund
     (File Nos. 333-151394, 811-21906

Ladies and Gentlemen:

     We have served as counsel for Claymore Exchange-Traded Fund Trust, a Delaware statutory trust (the "Trust") on behalf of its series, Claymore/Raymond James SB-1 Equity ETF (the "Acquiring Fund"), in connection with the Trust's filing of a registration statement on Form N-14 with the Securities and Exchange Commission on or about June 3, 2008 (the "Registration Statement") with respect to the registration of the Acquiring Fund's shares of beneficial interest (the "Shares"), to be issued in exchange for the assets of Claymore/Raymond James SB-1 Equity Fund, a Delaware statutory trust (the "Acquired Fund"), as described in the Registration Statement and pursuant to that certain Agreement and Plan of Reorganization dated July 16, 2008 by and between the Trust, on behalf of the Acquiring Fund, and the Acquired Fund (the "Agreement").

     In connection therewith, we have examined such pertinent records and documents and certain resolutions adopted by the Trustees of the Trust at a meeting held on May 27, 2008(the "Resolutions"), authorizing the Reorganization and the issuance of the shares on behalf of the Acquiring Fund, as we have deemed necessary in order to enable us to express the opinion hereinafter set forth.

     Based upon the foregoing, we are of the opinion that:

     The Shares, when issued and sold in accordance with the Trust's Amended and Restated Declaration of Trust dated as of August 15, 2006, the Trust's Designation of Series dated as of May 27, 2008 and the Resolutions and for the consideration described in the Agreement, and subject to compliance with the Securities Act of 1933, as amended, the Investment Company Act of 1940, as amended, applicable state laws regulating the sale of securities, will be validly issued, fully paid and non-assessable.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement (File No. 333-151394) relating to the Shares referred to above, to the use of our name and to the reference to our firm in said Registration Statement.

Respectfully submitted,

/s/ Clifford Chance US LLP

CLIFFORD CHANCE US LLP